Exhibit 4.13

Execution Version

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of October 27, 2023, between Activision Blizzard, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association, as trustee), a national banking association, as trustee under the Existing Indenture referred to below (the “Trustee”).

W I T N E S E T H

WHEREAS, the Company, the Guarantors and the Trustee have previously executed and delivered an Indenture, dated as of September 19, 2016 (the “Existing Indenture”), providing for the issuance of the Company’s 3.400% Senior Notes due 2026 (the “Notes”) and another series of notes that is no longer outstanding;

WHEREAS, that certain Agreement and Plan of Merger was made and entered into as of January 18, 2022, as may be amended, supplemented or otherwise modified from time to time, by and among the Company, Microsoft Corporation, a Washington corporation (“Microsoft”), and Anchorage Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Microsoft (“Merger Sub”), pursuant to which on the terms and subject to the conditions set forth therein, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Microsoft;

WHEREAS, in connection with the Merger, pursuant to the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement, dated October 16, 2023 (the “Offering Memorandum”), Microsoft offered to certain eligible Holders of the Notes to exchange (the “Exchange Offer”) any and all of their outstanding Notes for a corresponding series of new notes issued by Microsoft, and the Company, at the request of Microsoft, has solicited consents from such Holders of the Notes (the “Consent Solicitation”), to, among other things, amend certain provisions of the Existing Indenture and the Notes to eliminate certain of the covenants, restrictive provisions and events of default, as set forth in this Supplemental Indenture (the “Amendments”);

WHEREAS, Section 9.02 and Section 9.07 of the Existing Indenture provide that the Company, any Guarantor (with respect to a Guarantee or the Existing Indenture) and the Trustee may, subject to certain exceptions set forth in the Existing Indenture, amend or supplement the Existing Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) (the “Requisite Consents”);

WHEREAS, in accordance with Section 10.06 of the Existing Indenture, each Guarantor was released and discharged from its obligations under the Existing Indenture and its Guarantee thereunder, in connection with each such Guarantor’s release and discharge in full from all of its obligations under its guarantee of the Company’s Senior Credit Facilities.

WHEREAS, as of 5:00 p.m., New York City time, on the date hereof, the Requisite Consents have been validly delivered by Holders and not validly revoked, based on reports provided by D.F. King & Co., Inc., as the exchange agent and information agent in connection with the Exchange Offer and the Consent Solicitation, and the Company has delivered to the Trustee the Requisite Consents which constitute consent of Holders of the Notes to enter into this Supplemental Indenture to effect the Amendments under the Existing Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used herein that are not defined herein, but are defined in the Existing Indenture, shall have the respective meanings given to them in the Existing Indenture;

(b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and

(c) The terms defined in this Supplemental Indenture shall have the respective meanings assigned to them herein and, if the definition of any of the terms defined herein differs from its respective definition set forth in the Existing Indenture, the definition set forth in this Supplemental Indenture shall control.

ARTICLE 2

AMENDMENTS TO THE NOTES AND EXISTING INDENTURE

From and after the Closing Date (as defined below), with respect to the Notes, the Existing Indenture is hereby amended as follows:

Section 2.01 Reports and Other Information. Section 4.03 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

Section 4.03. [Intentionally Omitted].

Section 2.02 Compliance Certificate. Section 4.04 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

Section 4.04. [Intentionally Omitted].

Section 2.03 Taxes. Section 4.05 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

Section 4.05. [Intentionally Omitted].

Section 2.04 Stay, Extension and Usury Laws. Section 4.06 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

Section 4.06. [Intentionally Omitted].

Section 2.05 Limitation on Sale and Lease-Back Transactions. Section 4.07 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

Section 4.07. [Intentionally Omitted].

Section 2.06 Liens. Section 4.08 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

Section 4.08. [Intentionally Omitted].

Section 2.07 Corporate Existence. Section 4.09 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

Section 4.09. [Intentionally Omitted].

Section 2.08 Offer to Repurchase Upon Change of Control. Section 4.10 of the Existing Indenture and Paragraph 8 of the reverse side of the Notes is hereby deleted in its entirety and replaced with the following, as applicable:

Section 4.10. [Intentionally Omitted].

8. OFFERS TO REPURCHASE. [Intentionally Omitted].

Section 2.09 Successors. Article 5 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

ARTICLE 5 – SUCCESSORS

Section 5.01. [Intentionally Omitted].

Section 5.02. Successor Corporation Substituted. Upon any consolidation or merger of the Issuer, the successor corporation formed by such consolidation or into or with which the Issuer is merged shall succeed to, and be substituted for (so that from and after the date of such consolidation or merger, the provisions of this Indenture referring to the Issuer shall refer instead to the successor corporation and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; and thereafter, the predecessor Person shall be released from all obligations and covenants under this Indenture and the Notes.

Section 2.10 Events of Default.

(A) Clauses (3), (4), (5) and (8) of Section 6.01(a) of the Existing Indenture are hereby deleted in their entirety and replaced with the following, respectively:

(3) [Intentionally Omitted];

(4) [Intentionally Omitted];

(5) [Intentionally Omitted];

(8) [Intentionally Omitted].

(B) Within Section 6.01(a)(6) of the Existing Indenture, the following text is hereby deleted in its entirety: “or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary”.

(C) Section 6.01(a)(7) of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer in a proceeding in which the Issuer is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or for all or substantially all of the property of the Issuer; or

(iii) orders the liquidation of the Issuer;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(D) Section 6.01(b) of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

(b) [Intentionally Omitted].

Section 2.11 Guarantees.

(A) Article 10 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

ARTICLE 10 – GUARANTEES [Intentionally Omitted].

(B) Paragraphs 11 and 12 of the reverse side of the Notes are hereby amended, as applicable:

Within Paragraph 11, the following text is hereby deleted in its entirety: “, the Guarantees”.

Within Paragraph 12, (a) in the fourth sentence, the following text is hereby deleted in its entirety: “or the Guarantees” and (b) in the final sentence, the following text is hereby deleted in its entirety: “and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) are” and replaced with the following: “is”.

Section 2.12 Effect of Sections 2.01 through 2.11. Any and all references to any Articles and Sections of the Existing Indenture or Paragraphs on the reverse side of the Notes which are deleted by any Article or Section of this Supplemental Indenture, and any and all obligations related solely to such deleted Articles or Sections throughout the Existing Indenture or Notes, with respect to the Notes, are of no further force or effect. Any and all terms defined in the Existing Indenture or Notes which are (i) used in any Articles or Sections of the Existing Indenture or Notes deleted by any Article or Section of this Supplemental Indenture and (ii) not otherwise used in any other Article or Section of the Existing Indenture or Notes not affected by this Supplemental Indenture are hereby deleted. Holders of the Notes constituting the Requisite Consents have waived any Default, Event of Default or other consequence under the Existing Indenture for failure to comply with the terms of the provisions identified in Sections 2.01 through 2.11 above (whether before or after the date hereof).

ARTICLE 3

EFFECTIVENESS

Section 3.01 Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective upon execution and delivery of this instrument by each of the parties hereto. Notwithstanding the foregoing sentence, the Amendments set forth in Article 2 hereof shall only become operative on and as of the Early Settlement Date (as defined in the Offering Memorandum), if any, or if there is no such Early Settlement Date, the Final Settlement Date (as defined in the Offering Memorandum) (the earlier of such dates, the “Closing Date”). If the Exchange Offer is not consummated in accordance with the terms and conditions set forth in the Offering Memorandum, the Amendments set forth in Article 2 hereof shall not become operative and shall be null and void for all purposes under the Existing Indenture and the Notes.

ARTICLE 4

MISCELLANEOUS PROVISIONS

Section 4.01 Relationship to the Existing Indenture. This Supplemental Indenture constitutes an integral part of the Existing Indenture. The Existing Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Existing Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as expressly modified by this Supplemental Indenture, the provisions of the Existing Indenture shall govern the terms and conditions of the Notes. The provisions of this Supplemental Indenture shall supersede any conflicting provisions of the Existing Indenture with respect to the Notes.

Section 4.02 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the Trust Indenture Act of 1939 (as amended, the “TIA”) or another provision which is required or deemed to be included in the Existing Indenture by the TIA, the TIA or such required or deemed provision, as applicable, shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA, that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Existing Indenture as so modified or shall be excluded, as the case may be.

Section 4.03 GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE AND THE NOTES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 4.04 Counterpart Originals and Electronic Signatures. The parties may sign any number of copies of this Supplemental Indenture, and each party hereto may sign any number of separate copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages electronically shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. This Supplemental Indenture may be executed in counterparts, each of which will be deemed an original, but all of which, taken together, will constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or by facsimile or other transmission method, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to the validity or authenticity of, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

Section 4.05 Effect of Headings. The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

Section 4.06 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 4.07 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.08 The Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all of the terms and conditions set forth in the Existing Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and the Company with respect hereto. The Trustee assumes no responsibility for the correctness of the recitals contained herein. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ACTIVISION BLIZZARD, INC.,
As Issuer

By:	/s/ Keith R. Dolliver
Name:	Keith R. Dolliver
Title:	Vice President

[Signature Page – First Supplemental Indenture (2026 Notes)]

COMPUTERSHARE TRUST COMPANY, N.A.,
As Trustee

By:	/s/ Scott Little
Name:	Scott Little
Title:	Vice President

[Signature Page – First Supplemental Indenture (2026 Notes)]